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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          COMMISSION FILE NO. 333-81429

   MERRILL LYNCH MORTGAGE INVESTORS, INC. (AS DEPOSITOR UNDER THE POOLING AND
     SERVICING AGREEMENT, DATED MARCH 1, 2000, PROVIDING FOR THE ISSUANCE OF THE SEQUOIA MORTGAGE TRUST 4, MORTGAGE LOAN ASSET BACKED CERTIFICATES)

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
             (Exact Name of registrant as specified in its charter)

                    250 Vesey Street, World Financial Center
                             North Tower, 10th Floor
                             New York, NY 10281-1310
                                 (212) 449-0336
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]     Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)       [X]



         Approximate number of holders of record as of the certification or notice date:

                                  Fourteen (14)



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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Merrill Lynch Mortgage Investors, Inc. has caused this certification/notice to be signed to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 15, 2001                MERRILL LYNCH
                                    MORTGAGE INVESTORS, INC.

                                    * By: SEQUOIA MORTGAGE
                                    FUNDING CORPORATION, Not in
                                    its individual capacity but
                                    solely as Mortgage Loan
                                    Seller, limited power of
                                    attorney, under the Pooling
                                    and Servicing Agreement
                                    dated March 1, 2000

                                    By:      /s/ Harold F. Zagunis
                                      ------------------------------------------
                                    Name:    Harold F. Zagunis
                                    Title:   Chief Financial Officer, Treasurer
                                             and Secretary